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Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                  (Dollars in thousands, except per share data)


                                                                       Period                Year                  Year
                                                                        Ended                Ended                 Ended
                                                                    December 31,         December 31,          December 31,
                                                                        1994                 1995                  1996
                                                                    ---------------     ----------------      ----------------
Net loss                                                            $          (612)    $         (2,168)     $         (8,347)

Accretion and dividends on preferred stock                                  ---                  ---                       106
                                                                    ---------------     ----------------      ----------------

Net loss applicable to common shareholders                          $          (612)    $         (2,168)      $        (8,453)
                                                                    ===============     ================       ===============

Net loss per common share                                           $         (0.24)    $          (0.83)      $         (2.81)
                                                                    ===============     ================       ===============

Weighted average common shares outstanding
             during the period (1)                                        2,400,000            2,400,000             2,839,010

Effect of common stock equivalents                                           ---                  ---                   ---

Effect of conversion of preferred stock
             issued within one year of the offering                         203,385              203,385               169,488
                                                                    ----------------    ----------------       ---------------

Shares used in calculating net loss per common
             share                                                        2,603,385            2,603,385             3,008,498
                                                                    ===============     ================       ===============

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(1)  The weighted average common shares outstanding has been retroactively restated for the effect of the 2,400 for 1 stock split.